Exhibit 11.  Computation of Net Income (Loss) Per Share.
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                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                        For the Nine Months Ended
                                              September 30,
BASIC:                                      2001        2000
Weighted Average Common Shares
  Outstanding                            2,931,937    2,829,190

Net Income (Loss)                       $ (665,000)  $ (793,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.23)       $(.28)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,931,937    2,829,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,931,937    2,829,190

Net Income (Loss)                       $ (665,000)  $ (793,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.23)       $(.28)


                                       For the Three Months Ended
                                               September 30,
BASIC:                                      2001        2000
Weighted Average Common Shares
  Outstanding                            2,979,190    2,829,190

Net Income (Loss)                       $ (151,000)  $ (220,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.05)       $(.08)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,829,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,829,190

Net Income (Loss)                       $ (151,000)  $ (220,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.05)       $(.08)
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